NEWS RELEASE

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Second Quarter Fiscal 2017 Results

EVANSVILLE, Ind. – May 3, 2017 – Berry Global Group, Inc. (NYSE:BERY) today reported results for its second fiscal 2017 quarter, referred to in the following as the March 2017 quarter.

•
Net income for the March 2017 quarter was $72 million ($0.54 per diluted share) compared to $59 million ($0.47 per diluted share) in the prior year quarter.  Adjusted net income in the March 2017 quarter was 36 percent higher at $0.79 per diluted share compared to $0.58 per diluted share in the prior year quarter.

•
Net sales increased 12% over the prior year quarter and was a quarterly record at $1 billion 806 million.  Operating income for the quarter increased to $175 million compared to $165 million in the prior year quarter.  Operating EBITDA was also a quarterly record at $336 million (18.6% of net sales).

•	Cash flow from operations for the last four quarters ended March 2017 was $829 million, and adjusted free cash flow for the same period was $524 million.
•	We are reaffirming our fiscal 2017 guidance of projected cash flow from operations of $925 million and adjusted free cash flow of $550 million.
•	Increased our annual cost synergies for the AEP acquisition from our original guidance of $50 million to $70 million
"I am pleased to report that we had another quarter of record financial results.  Milestones for both revenue and operating EBITDA were achieved of $1 billion $806 million and $336 million, respectively.  Adjusted free cash flow improved 36% to $122 million, and adjusted net income was also 36% higher at 79 cents per diluted share," said Tom Salmon, CEO of Berry.

March 2017 Quarter Results
Comparison of the Quarterly Period Ended April 1, 2017 ("Current Quarter") and the Quarterly Period Ended April 2, 2016 ("Prior Year Quarter") are presented below:

Consolidated Overview

(in millions of dollars)	Current Quarter	Prior Year Quarter	$ Change	% Change
Net sales	$1,806	$1,614	$192	12%
Operating income	175	165	10	6%

The net sales increase of $192 million from the prior year quarter is primarily attributed to acquisition net sales of $205 million related to the AEP Industries, Inc. ("AEP") acquisition and selling price increases of $9 million, partially offset by a negative $15 million impact from a 1% volume decline and a $7 million negative impact from foreign currency changes.

The operating income increase of $10 million from the prior year quarter is primarily attributed to acquisition operating income of $19 million, a $10 million decrease in selling, general and administrative expense, and a $6 million decrease in depreciation and amortization.  These improvements were partially offset by a $9 million decline in our product mix and price/cost spread, a $10 million increase in business integration expenses, a negative $4 million impact from base volume declines, and an unfavorable impact from foreign currency changes.

The performance of the Company's divisions compared with the prior year quarter is as follows:

Engineered Materials

(in millions of dollars)	Current Quarter	Prior Year Quarter	$ Change	% Change
Net sales	$620	$403	$217	54%
Operating income	67	48	19	40%

Engineered Materials' net sales increased by $217 million from prior year quarter primarily attributed to acquisition net sales of $205 million and selling price increases of $18 million, partially offset by slightly lower base volumes.

The operating income increase of $19 million from prior year quarter is primarily attributed to acquisition operating income of $19 million, a $10 million improvement in our product mix and price/cost spread, and a $4 million reduction in selling, general and administrative expenses, partially offset by a $13 million increase in business integration expense.  The business integration expenses primarily consisted of a $5 million AEP purchase accounting inventory step-up and deal costs associated with the AEP transaction.

Health, Hygiene, and Specialties

(in millions of dollars)	Current Quarter	Prior Year Quarter	$ Change	% Change
Net sales	$597	$601	$(4)	(1)%
Operating income	52	58	(6)	(10)%

Health, Hygiene, and Specialties' net sales decreased by $4 million from prior year quarter primarily attributed to selling price decreases of $9 million and a $6 million unfavorable impact from currency translation, partially offset by a positive $10 million impact from a 2% base volume improvement.

The operating income decrease of $6 million from prior year quarter is primarily attributed to a $16 million decrease in price/cost spread and an unfavorable impact from foreign currency changes, partially offset by a $4 million improvement in productivity in manufacturing, a $4 million decrease in depreciation expense, and a $2 million impact from the base volume improvement.

Consumer Packaging

(in millions of dollars)	Current Quarter	Prior Year Quarter	$ Change	% Change
Net sales	$589	$610	$(21)	(3)%
Operating income	56	59	(3)	(5)%

Consumer Packaging's net sales decreased by $21 million from prior year quarter primarily attributed to a negative $20 million impact from a 3% base volume decline.  The volume decline was primarily attributed to soft consumer demand in portions of our Rigid Open Top product line.

The operating income decrease of $3 million from prior year quarter was primarily attributed to a $5 million impact from base volume declines, a $3 million decrease in price/cost spread, and a negative impact from productivity in manufacturing, partially offset by a $4 million decrease in selling, general and administrative expense and a decrease in business integration expenses.

Cash Flow and Capital Structure
Our cash from operating activities was $190 million for the March 2017 quarter and $829 million for the last four quarters ended March 2017.  The Company's adjusted free cash flow for the last four quarters ended was $524 million.

Our total debt less cash and cash equivalents at the end of the March 2017 quarter was $5,755 million.  Adjusted EBITDA for the four quarters ended April 1, 2017, was $1,387 million.

Recent Developments
On April 3, 2017, we announced that we were changing our name to Berry Global Group, Inc., effective April 13, 2017.  Common shares of the Company stock continue to be traded on the New York Stock Exchange under the symbol BERY.  In addition, Berry Plastics Corporation, a wholly owned subsidiary of Berry Global Group, Inc. changed its name to Berry Global, Inc, effective April 13, 2017.  Along with the name change we presented a new Mission, 'Always Advancing to Protect What's Important,' and a new Company logo.

Outlook
"Looking ahead, we will continue our focus on reducing our leverage ratio to a goal of below 4, on or before the end of fiscal 2017.  Additionally, we remain excited about our recent acquisition of AEP, and the results to date have validated our expectations of the synergy potential and scale advantages through the combined businesses.  Based on our progress to date, we are increasing our annual cost synergy target for the AEP acquisition from our initial $50 million to $70 million. Throughout the remainder of the year we will continue to work on further cost reduction opportunities," stated Salmon.

Today, we are also reaffirming our fiscal year 2017 projected cash flow from operations of $925 million and adjusted free cash flow of $550 million.  These estimates include the recent acquisition of AEP completed on January 20, 2017, the $60 million tax receivable payment that was made in the first fiscal quarter and assumes net capital expenditures of $315 million.  Additionally, our cash interest expense is forecasted to be $275 million for fiscal 2017.  Within our guidance, we are also assuming $80 million of cash used for other taxes, primarily related to state and international jurisdictions, and other cash uses of $60 million related to items such as acquisition integration expenses and costs to achieve synergies.

Investor Conference Call
The Company will host a conference call today, May 3, 2017, at 10 a.m. Eastern Time to discuss its second quarter fiscal 2017 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 7600170.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company's Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning May 3, 2017, at 1 p.m. Eastern Time, to May 10, 2017, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 7600170.

About Berry
Berry is committed to its mission of 'Always Advancing to Protect What's Important,' and proudly partners with its customers to provide them with value-added customized protection solutions.  The Company's products include engineered materials, non-woven specialty materials, and consumer packaging.  Berry's world headquarters is located in Evansville, Indiana, with net sales of $6.5 billion in fiscal 2016 and is listed on the New York Stock Exchange under the ticker symbol BERY.  For additional information, visit the Berry's website at www.berryglobal.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income, adjusted free cash flow, and cash interest expense. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Our "leverage ratio" means the ratio of (i) our total debt minus our cash and cash equivalents to (ii) our Adjusted EBITDA.

Forward Looking Statements

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered "forward looking" and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "would," "could," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" "outlook," or "looking forward," or similar expressions that relate to our strategy, plans or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) potential failure to realize the intended benefits of the acquisitions of AEP, including the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations; (13) risks related to international business, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations and (14) the other factors discussed in the under the heading "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Two Quarterly Periods Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016

Net sales	$1,806	$1,614	$3,308	$3,226
Costs and expenses:
Cost of goods sold	1,453	1,269	2,659	2,589
Selling, general and administrative	132	138	245	292
Amortization of intangibles	40	35	73	71
Restructuring and impairment charges	6	7	10	23
Operating income	175	165	321	251

Other (income) expense, net	20	(7)	19	(3)
Interest expense, net	67	74	135	149
Income before income taxes	88	98	167	105
Income tax expense	16	39	44	42
Consolidated net income	$72	$59	$123	$63

Net income per share:
Basic	$0.56	$0.49	$0.98	$0.52
Diluted	0.54	0.47	0.94	0.51

Outstanding weighted-average shares: (in millions)
Basic	127.7	120.5	124.9	120.3
Diluted	133.2	124.4	130.7	124.0

Berry Global Group, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended		Two Quarterly Periods Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Consolidated net income	$72	$59	$123	$63
Currency translation	21	84	(24)	55
Defined benefit pension and retiree health benefit plans	13	—	13	—
Interest rate hedges	15	(19)	33	(15)
Provision for income taxes related to other comprehensive income items	(6)	7	(13)	6
Other comprehensive income, net of tax	43	72	9	46
Comprehensive income	$115	$131	$132	$109

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	April 1, 2017	October 1, 2016
Assets:
Cash and cash equivalents	$293	$323
Accounts receivable, net	799	704
Inventories	802	660
Other current assets	102	105
Property, plant, and equipment, net	2,392	2,224
Goodwill, intangible assets, and other long-term assets	4,153	3,637
Total assets	$8,541	$7,653

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,072	$988
Current and long-term debt	6,048	5,755
Other long-term liabilities	719	689
Stockholders' equity	702	221
Total liabilities and stockholders' equity	$8,541	$7,653

Current and Long-Term Debt

	April 1, 2017	October 1, 2016
(in millions of dollars)

Revolving line of credit	$100	$—
Term loans	4,257	4,060
5.5% Second priority notes	500	500
6.0% Second priority notes	400	400
5.125% Second priority notes	700	700
Debt discounts and deferred fees	(55)	(58)
Capital leases and other	146	153
Total debt	$6,048	$5,755

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Two Quarterly Periods Ended
	April 1, 2017	April 2, 2016

Cash flows from operating activities:
Net income	$123	$63
Depreciation	178	199
Amortization of intangibles	73	71
Other non-cash items	51	46
Other assets and liabilities	(2)	1
Working capital	(90)	(19)
Net cash from operating activities	333	361

Cash flows from investing activities:
Additions to property, plant, and equipment	(135)	(173)
Proceeds from sale of assets	4	4
Other investing activities, net	(1)	—
Acquisitions of businesses, net of cash acquired	(458)	(2,283)
Net cash from investing activities	(590)	(2,452)

Cash flows from financing activities:
Proceeds from long-term borrowings	595	2,490
Repayment of long-term borrowings	(317)	(267)
Proceeds from issuance of common stock	15	11
Debt financing costs	(4)	(37)
Payment of tax receivable agreement	(60)	(57)
Purchase of non-controlling interest	—	(66)
Net cash from financing activities	229	2,074
Effect of exchange rate changes on cash	(2)	1
Net change in cash and cash equivalents	(30)	(16)
Cash and cash equivalents at beginning of period	323	228
Cash and cash equivalents at end of period	$293	$212

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended April 1, 2017

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$589	$597	$620	$1,806

Operating income	$56	$52	$67	$175
Depreciation and amortization	59	46	26	131
Restructuring and impairment charges	2	2	2	6
Other non-cash charges (1)	3	5	8	16
Business optimization costs (2)	—	2	6	8
Operating EBITDA	$120	$107	$109	$336

	Quarterly Period Ended April 2, 2016

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$610	$601	$403	$1,614

Operating income	$59	$58	$48	$165
Depreciation and amortization	60	50	21	131
Restructuring and impairment charges	2	4	1	7
Other non-cash charges (1)	4	4	2	10
Business optimization costs (2)	1	2	1	4
Operating EBITDA	$126	$118	$73	$317

(1)  Other non-cash charges in the March 2017 quarter primarily include $8 million of stock compensation expense, $5 million step up of inventory to fair value related to the AEP acquisition, along with other non-cash charges.  Other non-cash charges in the March 2016 quarter primarily includes $10 million of stock compensation expense.
(2)  Includes integration expenses and other business optimization costs.

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
 (Unaudited)
(in millions of dollars)

	Two Quarterly Periods Ended April 1, 2017

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,138	$1,167	$1,003	$3,308

Operating income	$90	$111	$120	$321
Depreciation and amortization	118	90	43	251
Restructuring and impairment charges	4	4	2	10
Other non-cash charges (1)	5	7	9	21
Business optimization costs (2)	—	5	5	10
Operating EBITDA	$217	$217	$179	$613

	Two Quarterly Periods Ended April 2, 2016

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,214	$1,201	$811	$3,226

Operating income	$98	$71	$82	$251
Depreciation and amortization	122	105	43	270
Restructuring and impairment charges	5	16	2	23
Other non-cash charges (1)	6	13	9	28
Business optimization costs (2)	2	17	2	21
Operating EBITDA	$233	$222	$138	$593

(1)
Other non-cash charges for the two quarterly periods ended March 2017 primarily include $11 million of stock compensation expense, $5 million step up of inventory to fair value related to the AEP acquisition, along with other non-cash charges.  Other non-cash charges for the two quarterly periods ended March 2016 primarily includes $14 million of stock compensation expense, $7 million step-up of inventory to fair value related to the Avintiv acquisition and other non-cash charges.

(2)	Includes integration expenses and other business optimization costs.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

			Four Quarters
	Quarterly Period Ended		Ended
	April 1, 2017	April 2, 2016	April 1, 2017

Net income	$72	$59	$296
Add: other expense (income), net	20	(7)	4
Add: interest expense, net	67	74	277
Add: income tax expense	16	39	74
Operating income	$175	$165	$651

Add: non-cash amortization from 2006 private sale	8	8	32
Add: restructuring and impairment	6	7	19
Add: other non-cash charges (1)	16	10	34
Add: business optimization and other expenses (2)	8	4	20
Adjusted operating income (7)	$213	$194	$756

Add: depreciation	91	96	361
Add: amortization of intangibles (3)	32	27	113
Operating EBITDA (7)	$336	$317	$1,230

Add: pro forma acquisitions (4)			91
Add: unrealized cost savings (4)			66
Adjusted EBITDA (7)			$1,387

Cash flow from operating activities	$190	$170	$829
Net additions to property, plant, and equipment	(68)	(80)	(245)
Payment of tax receivable agreement	—	—	(60)
Adjusted free cash flow (7)	$122	$90	$524

Net income per diluted share	$0.54	$0.47
Other expense (income), net (5)	0.08	(0.06)
Non-cash amortization from 2006 private sale	0.06	0.06
Restructuring and impairment	0.05	0.06
Other non-cash charges (1)	0.12	0.08
Business optimization costs (2)	0.06	0.03
Income tax impact on items above (6)	(0.12)	(0.06)
Adjusted net income per diluted share (7)	$0.79	$0.58

Estimated Fiscal 2017
Cash flow from operating activities	$925
Additions to property, plant, and equipment	(315)
Tax receivable agreement payment	(60)
Adjusted free cash flow (7)	$550

Estimated Fiscal 2017
Interest expense	$280
Less: non-cash interest expense	(5)
Cash interest expense (7)	$275

 (1) Other non-cash charges in the March 2017 quarter primarily include $8 million of stock compensation expense, $5 million step-up of inventory to fair value related to the AEP Industries Inc. acquisition, and other non-cash charges.  The March 2016 quarter primarily includes $10 million of stock compensation expense.  For the four quarters ended March 2017 other non-cash charges primarily include $17 million of stock compensation expense, $5 million step-up of inventory to fair value related to the AEP Industries Inc. acquisition and other non-cash charges.
(2) Includes integration expenses and other business optimization costs.
(3) Amortization excludes non-cash amortization from the 2006 private sale of $8 million for both the April 1, 2017 and April 2, 2016 quarters and $32 million for the four quarters ended April 1, 2017.
(4) Unrealized cost savings primarily represents unrealized cost savings related to acquisitions.
(5) Other expense (income), net for Adjusted net income per diluted share purposes excludes $9 million of tax reclassification offset in tax expense.
(6) Income tax effects on adjusted net income were calculated using 32% for the March 2017 and 2016 quarters.  The rates used for each represents the Company's expected effective tax rate for each respective period.
(7) Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP").  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Adjusted EBITDA is used by our lenders for debt covenant compliance purposes. Our projected adjusted free cash flow for fiscal 2017 assumes $925 million of cash flow from operations less $315 million of net additions to property, plant, and equipment and $60 million of payments under our tax receivable agreement.

We define "adjusted free cash flow" as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe adjusted free cash flow is useful to an investor in evaluating our liquidity because adjusted free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company's liquidity.

We also believe these measures are useful to an investor in evaluating our performance and liquidity as these measures are widely used by investors, securities analysts and other interested parties in our industry to measure a company's performance and liquidity without regard to revenue and expense recognition, which can vary depending upon accounting methods.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures

Investor Contact:
Dustin Stilwell
1+812.306.2964
ir@berryglobal.com

Media Contact:
Eva Schmitz
1+812.306.2424
evaschmitz@berryglobal.com